Exhibit 107

Form S-8

(Form Type)

Imperial Petroleum Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)(3)	Fee Rate(3)	Amount of Registration Fee(3)

Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,943,166	$3.265	$9,609,436.99	$0.0001476	$1,418.36

Total Offering Amounts					$9,609,436.99		$1,418.36

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$1,418.36

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value per share (the “Common Stock”), which become issuable under the 2024 Equity Compensation Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

Calculated pursuant to paragraphs (c) and (h) of Rule 457 (based upon the average of the reported high and low sales prices for the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 17, 2024). The foregoing calculation is solely for the purpose of determining the registration fee.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: Proposed maximum aggregate offering price multiplied by 0.0001476.